Exhibit 10.1

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”), is made between Terry D. Burnside (“Employee”) and Longs Drug Stores Corporation, a Maryland corporation (“Longs Corporation”), and Longs Drug Stores California, Inc., a California corporation (“Longs California” and, together with Longs Corporation, “Longs” or the “Company”) and will become effective upon the Effective Date set forth in Section 19.

RECITALS

WHEREAS, Employee has been employed by Longs California as Senior Vice President and Chief Operating Officer and has served as a director of Longs California, and the parties hereto desire to end those relationships and Employee’s employment, and to settle, fully, finally and amicably, all claims against each other, including, but not limited to, any claims related to the employment of Employee and the termination of that employment.

NOW, THEREFORE, in order to provide such benefits and in consideration of the mutual promises, covenants and representations set forth below and other good and valuable consideration, the parties agree as follows:

1.                               Relinquishment of Positions.  Employee has resigned effective February 20, 2003 from his positions as Senior Vice President and Chief Operating Officer of Longs California and as a Longs California director.  Employee shall remain an employee of Longs California (but shall not be required to perform services except as provided in this Agreement) until May 1, 2003.

2.                               Earned Salary and Bonus.  Employee will be paid his earned salary and accrued vacation in accordance with Longs California regular payroll procedures through May 1, 2003.  Employee will be paid his fourth quarter fiscal year 2003 bonus (computed in accordance with the applicable formula) no later than March 31, 2003.  No additional bonus will accrue, or be paid, to Employee.

3.                               Payment of Good and Valuable Consideration.  In consideration of Employee’s acceptance of this Agreement and the release contained herein, Longs will provide the following:

(a)                          The Company will pay Employee thirteen thousand four hundred sixty-one dollars and fifty-three cents ($13,461.53), less applicable withholding tax and deductions, every two weeks for a period of twenty-one and one-half (21 1/2) months (i.e., forty-seven (47) payments) in accordance with Longs California regular payroll procedures beginning May 15, 2003.

(b)                         Until February 20, 2005, the Company will pay premiums for Employee and his eligible dependents under the Longs PPO medical benefits plan; this provision shall cover applicable COBRA payments during the specified period for continuation of medical benefits.

(c)                          Until February 20, 2005, the Company will reimburse Employee for the expenses of Employee and his eligible dependents under the Longs Executive Medical Plan.

(d)                         Until the termination of the Company’s automobile lease for Employee’s 1999 Mercedes ML430 on September 30, 2003, the Company will continue to make the required lease payments to the automobile lessor.  At such lease termination date, the Company will cause Employee to have the option to purchase the automobile for the same amount that the Company is entitled to purchase the automobile under the lease at termination of the lease, with Employee also liable for any applicable taxes and fees.  Whether or not Employee chooses to purchase the 1999 Mercedes ML430, from October 2003 until February 2005, the Company will pay Employee $625.41 (the current amount of the lease payment), less applicable withholding tax, each month on the second regular payroll date for the month.  Subject to prior approval by the Company, Company will pay for normal vehicle maintenance during the lease term, up to September 30, 2003. Such maintenance will be provided according to the terms and conditions of Company’s corporate lease program.  Employee will have use of the company gas card up to and including May 1, 2003.

(e)                          The Company will pay for executive level outplacement services selected by mutual agreement of the Company and Employee for up to the lesser of (i) a period of twelve (12) months and (ii) $12,000.

Employee’s resignation as an employee of Longs California effective May 1, 2003 will be deemed “Normal Retirement” for purposes of Longs’ 1995 Long-Term Incentive Plan; accordingly, Employee will receive 3,908 shares of restricted stock on May 1, 2003 and Employee’s options to purchase 119,000 shares of Longs common stock shall become fully vested and exercisable on May 1, 2003.  Employee has three years from his normal retirement date (the normal retirement date is May 1, 2003), to exercise these stock options awarded to him.

(f)                            Ownership of the laptop computer and Palm Pilot (including docking stations and recharging units) used by Employee during his employment with Longs will be transferred to Employee after all confidential, and business-related information pertaining in any way to Longs or Employee’s employment with Longs, has been deleted or otherwise permanently removed from the computer.

(g)                         Any tax obligations of Employee and tax liability therefor, including any penalties and interest based upon such tax obligations, that arise from the benefits and payments made to him under this Agreement will be Employee’s responsibility and liability.  Longs California will report each payment provided for in this Section 3 on Form W-2 for the tax year in which the payment was made.

4.                               No Other Benefits; No Admission of Liability.  Employee acknowledges that except as specifically set forth in Sections 2 and 3, Employee will not be entitled to any other payments or benefits after February 20, 2003.  Employee also acknowledges that the Agreement for Termination Benefits in the Event of a Change in Control entered into between Employee and Longs California will terminate as of February 20, 2003.  Notwithstanding the foregoing, in the event there is a “Change in Control” of Longs as described in such agreement, the payments set forth in Section 3(a) of this Agreement that remain unpaid will be payable within thirty (30) days following such Change in Control.  The furnishing of the consideration for this Agreement will not be deemed or construed at any time or for any purpose as an admission of liability by Longs or Employee to the other.

5.                               Indemnification Against Claims.  To the fullest extent provided by law, Longs will indemnify and hold Employee harmless from any liability, claim, demand, cost, expense and attorneys’ fees incurred by him as a result of any actions or omissions by him in the course of his service to the Company as an employee, officer or director.

6.                               Confidentiality and Non-Disclosure.

(a)                          Unless required by law, Employee will keep confidential and will not disclose to others, including present or former Longs employees, any information described below:

(i)                            Longs’ “Confidential Information.”  As used in this Agreement, “Confidential Information” includes, but is not limited to the following:  (a) weekly sales and wage data, (b) profitability data, (c) financial planning and forecasting data, (d) sales reports, including pharmacy prescription and sales volume, (e) individual store and collective gross profit information, (f) expense data, (g) return-on-investment data, (h) return-on-asset data, (i) bonus plans and reports, (j) warehouse distribution costs, (k) information regarding Longs’ NonStop Solutions project and related data, (l) cost-benefit analysis regarding pharmacy distribution, (m) Longs’ PRO program, (n) store and pharmacy inventory data, (o) pharmacy purchase data, (p) information regarding pharmacy automated dispensing system(s) and robotic technology, (q) corporate strategic planning information, (r) pharmacy prescription processing system, (s) computer programs and know how, (t) business and marketing plans and strategies, and (u) unpublished financial statements, budgets, projections, prices, costs and customer lists whether developed before or after the Effective Date;

(ii)                         Longs’ “Trade secrets,” as defined under the Uniform Trade Secrets Act, California Civil Code Section 3426.1;

(iii)                      Any information that affords Longs a competitive advantage in the retail industry;

(iv)                     Longs’ proprietary information including but not limited to, supplier lists, product marketing or any other information obtained during his employment with Longs; and

(v)                        Information with respect to acquisitions and mergers or sales or other dispositions of businesses or material assets by, of or with Longs.

(b)                         The provisions of this Section 6 will not apply to (i) information which is generally known within the industry or in the public domain prior to the Effective Date, (ii) information which, not as a result of the disclosure by Employee, becomes part of the public domain, (iii) information which is available as a matter of public record and (iv) information which is hereafter lawfully disclosed to Employee by a third party (other than any employees or agents of Longs).

(c)                          The non-disclosure obligations of this Section 6 will not apply to disclosures made by Employee in response to any deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar legal process (“legally compelled disclosure”) provided that Employee complies with the conditions of this Section 6(c).  In the event that Employee is requested to make, or becomes subject to making, a legally compelled disclosure of any of the Confidential Information, Employee will first provide Longs with prompt prior written notice of such requirement so that Longs may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section 6.

(d)                         On or before the Effective Date, Employee will turn over to Longs all Company files, records and other documents.  In addition, Employee will return to Longs all other property that is owned by Longs and that remains in his possession.

7.                               Non-Solicitation.  Employee will not, for a period of three years after the Effective Date:

(a)                          directly or indirectly request, induce or attempt to influence any past, current or future customer of Longs, or any current or future supplier of goods or services to Longs, to avoid, curtail or cancel any business it transacts with Longs; or

(b)                         directly or indirectly request, induce or attempt to influence any current or future employee of, or independent contractor or consultant to, Longs to terminate his or her employment with or services to Longs, or induce, entice, hire or attempt to employ or retain the services of any such employee, independent contractor or consultant other than on behalf of Longs.

The restrictions set forth in subsections (a) and (b) apply only to Employee and do not apply to any future employer of Employee who provides goods or services to Longs.

8.                               Non-Disparagement.  Both Employee and Longs, through its directors and officers, will not make any unfavorable or disparaging remarks about the other to third parties, including, without limitation, to any current or former employee, consultant, independent contractor, customer, supplier or vendor of Longs.  However, the Company’s non-disparagement obligation pursuant to this Agreement will extend solely to the actions of Longs’ directors and officers.  For this purpose, “officers” is defined as those persons identified by the Board of Directors as subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended.

9.                               Cooperation.  Employee will cooperate with Longs, its attorneys or experts retained by Longs or its attorneys in connection with any litigation matters involving Longs that are pending on the Effective Date or that may arise thereafter from events or alleged events occurring prior to the Effective Date.  The Company will reimburse Employee for all reasonable expenses incurred in connection with such cooperation and, if such cooperation is required after the date that is two (2) years after the Effective Date, the Company will also compensate Employee for time reasonably spent in connection with such cooperation at an hourly rate equivalent to his salary in effect at the time of his resignation.

10.                         No Other Claims.  Employee represents and warrants that he has not filed against Longs or any of its representatives, any claim, complaint, charge or suit with any federal, state or other agency, court, board, office or other forum or entity, including without limitation, any application for workers’ compensation benefits.  Employee will not, at any time hereafter, file any such claim, complaint, charge or suit based upon circumstances arising before the Effective Date, other than a claim arising from a breach by the Company of this Agreement (which will be subject to Section 12), and if any agency, court, board, office, forum or other entity assumes jurisdiction of any such claim, complaint, charge or suit, he will request such entity to withdraw from the matter.  A breach of this Section 10 will entitle Longs to damages as provided by law and will relieve Longs of all obligations to Employee as provided in this Agreement.

11.                         General Release.

(a)                          Employee, on behalf of himself and his heirs, executors, administrators, successors and assigns, does hereby irrevocably and unconditionally release, acquit and forever discharge Longs Corporation, Longs California, and all of their respective affiliates, stockholders, directors, officers, employees, representatives, successors, assigns, agents and attorneys from any and all charges, complaints, grievances, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred), of whatever kind or nature, known or unknown, suspected or unsuspected, joint or several (“Claims”), which Employee has had or may hereafter claim to have had, against any such persons or entities by reason of any matter, act, omission, cause or event whatever that has occurred up to and including the Effective Date other than those obligations set forth in this Agreement.  This release and waiver of Claims specifically includes, without limitation:  (i) all Claims arising from or relating in any way to any act or failure to act by any employee, officer or director of Longs, (ii) all Claims arising from or relating in any way to the employment relationship of Employee with Longs and/or the termination thereof, including any Claims which have been asserted or could have been asserted against Longs, and (iii) any and all Claims which might have been asserted by Employee in any suit, claim, or charge, for or on account of any matter or things whatsoever that has occurred up to and including the Effective Date, under any and all laws, constitutions, statutes, orders, regulations, or any other claim of right(s), including without limitation, any claim under (as amended) the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the California Fair Employment and Housing Act, the California Labor Code, any other federal, state or local statute or law governing employment or the termination of employment, and any Claim in contract or tort.

(b)                         For the purpose of implementing a full and complete release and discharge, Employee expressly acknowledges that this Agreement with the general release set forth in this Section 11 is intended to include in its effect, without limitation, all Claims which Employee does not know or suspect to exist in his favor at the time of execution of this Agreement, and that this Agreement and such general release contemplates the extinguishment of all such Claims.  Employee expressly waives and relinquishes all rights and benefits he may have under Section 1542 of the California Civil Code which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

12.                         Arbitration and Equitable Relief.

(a)                          Any dispute, controversy or claim between the parties arising out of or relating to this Agreement (whether based in contract or tort, in law or equity), or any breach or asserted breach thereof, will be determined and settled exclusively by private and confidential arbitration in Walnut Creek, California, in accordance with the rules for dispute resolution of JAMS/ENDISPUTE.  Judgment on the award may be entered in any court of competent jurisdiction, and the parties specifically reserve all rights to appeal such judgment as if it were rendered in a court of law.

(b)                         Notwithstanding Section 12(a), the parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim or provisional relief as may be necessary, without breach of this Agreement and without abridgment of the powers of the arbitrator.  The parties hereby submit themselves to the Superior Court of California in and for the County of Contra Costa for the purpose of enforcing this Agreement.

13.                         Binding Agreement.  This Agreement will be binding upon and inure to the benefit of Employee and Longs and their respective heirs, administrators, representatives, executors, successors and assigns.

14.                         Attorneys’ Fees.  Each party will bear its own costs and attorneys’ fees incurred in the achieving the settlement and release of the matters set forth in this Agreement.  If one party commences an action against the other to enforce or interpret the terms of this Agreement, or to obtain a declaration of rights under this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, costs and expenses incurred in such action or any appeal or enforcement of such action, in addition to any other relief to which that party may be entitled under this Agreement.

15.                         Voluntary Participation.  Each of the parties acknowledges that he or it has read the Agreement, and that he or it enters into this Agreement freely, voluntarily, without coercion and based on the party’s own judgment and not in reliance upon any representations or promises made by the others, except those contained in this Agreement.

16.                         Method of Execution.  This Agreement may be executed in counterparts and each counterpart will be deemed a duplicate original.

17.                         Governing Law.  This Agreement is deemed to have been made and entered into in the State of California and will in all respects be interpreted, enforced and governed under the laws of the State of California.  The language of all parts of this Agreement will in all cases be construed as a whole according to its fair meaning and not strictly for or against any party.

18.                         Severability.  The provisions of this Agreement are severable and should any provision of this Agreement be declared or be determined by any arbitrator or court to be illegal or invalid, any such provision will be stricken, and the validity of the remaining parts, terms or provisions will not be affected.

19.                         Older Workers Benefit Protection Act.  Pursuant to the requirements of the Older Workers Benefit Protection Act, Employee has up to twenty-one (21) days from the date of his receipt of this Agreement to consider and sign this Agreement, although Employee may accept it at any time within those 21 days.  Employee hereby acknowledges that he has been advised to consult an attorney about this Agreement.  Once Employee accepts the terms of this Agreement and signs this Agreement, he has seven (7) days to revoke his acceptance.  To revoke this Agreement, Employee must send to the Secretary of Longs Corporation a written statement of revocation by registered mail, return receipt requested.  If he does not revoke this Agreement, this Agreement will become effective on the eighth day after he signs it (the “Effective Date”).

20.                         Confidentiality of Agreement.

(a)                          Employee represents that he has not disclosed the terms of this Agreement and, until such time that Longs is required by law to publicly disclose the terms of this Agreement, Employee will keep the terms, amounts and all other specific facts of this Agreement completely confidential and will not disclose any information concerning this Agreement to any person or entity, other than that which is legally required and other than to his immediate family and professional representatives; provided, that disclosure to his immediate family or professional representatives is conditioned on their agreement to keep such information confidential and not disclose it to others.

(b)                         In the event Employee discloses, in violation of this Section 20, the alleged facts upon which this Agreement is based, the amount of consideration tendered to him, or the terms of the Agreement, Longs will be entitled to terminate any payment due under this Agreement or take any other action legally allowable.

21.                         Entire Agreement.  This Agreement sets forth the entire agreement between the parties as to the subject matter hereof and supersedes any and all prior agreements or understandings between the parties written or oral.  No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by the party against whom enforcement of the change or modification is sought.  Failure or delay on the part of either party to enforce any right, power, or privilege under this Agreement will not be deemed to constitute a waiver thereof.

Date:	March 26, 2003	/s/ Terry D. Burnside
Terry D. Burnside

Date:	April 1, 2003	Longs Drug Stores Corporation

		By:	/s/ William J. Rainey
Authorized Signatory

Date:	April 1, 2003	Longs Drug Stores California, Inc.

		By:	/s/ Linda Watt
Authorized Signatory